Exhibit 23.2

Consent of Independent Auditors

The Board of Directors and Stockholders

ConversionPoint Holdings, Inc.

We consent to the use in this Registration Statement on Form S-1 of our report dated November 30, 2018 relating to the consolidated financial statements of Push Holdings, Inc. as of April 28, 2017 and December 31, 2016, for the year ended December 31, 2016, and for the period from January 1, 2017 through April 28, 2017 appearing in the Prospectus, which is part of this Registration Statement.

/s/ Squar Milner LLP

Irvine, California

April 15, 2019